Exhibit 99.1

Badger Meter Reports Second Quarter 2021 Results

MILWAUKEE--(BUSINESS WIRE)--July 20, 2021--Badger Meter, Inc. (NYSE: BMI) today reported results for the second quarter ended June 30, 2021.

Second Quarter 2021 Highlights

  Total sales increased 35% to a record $122.9 million, compared to $91.1 million in the comparable prior year quarter.
  Diluted earnings per share (EPS) were $0.48, an increase of 45% over $0.33 in the comparable prior year period.
  Robust order pace and record high backlog exiting the quarter.
  Strong sales and profitability contributions from the recent water quality acquisitions of s::can and ATi.

“Badger Meter executed well in the quarter, delivering record sales and strong earnings,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “Order rates remained robust, carrying-on the momentum from the first quarter as utility customers continued to select our innovative digital water technologies, and global flow instrumentation market activity stabilized. Conversion of orders into sales remained hampered by strained electronic and other component availability, along with logistics challenges, resulting in a further expansion of our already record-high backlog. I want to thank the Badger Meter team for admirably managing through these dynamic market conditions in support of our customers.”

Second Quarter Operating Results

Strong order activity, the addition of the water quality acquisitions, and an easier coronavirus-related prior year comparison, led to a 38% year-over-year increase in utility water sales. Excluding the $12.2 million sales contribution from acquisitions, core utility water sales increased 22% over the prior year with growth in BEACON® SaaS revenue, strong AMR and ORION® cellular-based AMI demand, and favorable value-based pricing realization. Utility water backlog reached another record milestone as robust order momentum exceeded sales in the quarter, the result of sporadic supply chain disruptions which limited manufacturing output.

Sales of flow instrumentation products also grew 22% year-over-year. Stabilizing order trends globally, combined with an easier prior year comparison, led to the double digit increase across the array of end markets and applications.

Operating margins of 15.2% were 130 basis points higher than the prior year’s 13.9%. Gross margin dollars increased $14.3 million year-over-year, and gross margin percent improved 150 basis points to 40.8% from the prior year’s 39.3%. The quarter benefitted from favorable acquisition and product sales mix, including higher SaaS revenues, as well as the benefit of value-based pricing initiatives. These benefits were modestly offset by the impact of higher brass and other supply chain and logistics costs.

Selling, engineering and administration (“SEA”) expenses in the second quarter of 2021 of $31.4 million increased $8.2 million from the prior year’s $23.2 million which encompassed employee furlough and other expense reduction actions taken in response to COVID-19 lockdowns. The current year expense includes the water quality acquisitions, including the resultant intangible asset amortization. The tax rate of 25.0% was modestly higher than the prior year’s 24.3%.

Strategic Review and Outlook

Bockhorst continued, “Our expanding portfolio of end-to-end smart water offerings bring flexibility, insight and proactive intelligence for optimal water management to our customers. The sustained high order level is evidence that utility and industrial customers are willing to invest in our innovative and industry leading solutions. We remain focused on converting our robust order book, opportunity pipeline and existing record backlog into sales as we continue to navigate the broad-based waves of component shortages, allocations and lengthened lead times that we anticipate will persist at least through the remainder of the year. In addition, we are generating strong profitability amidst what is a more challenging price/cost environment, with our focus on value-based pricing. Finally, we are advancing the already strong progress on acquisition integration and execution of related growth strategies.

"Our strong cash flow and credit availability provide us with ample financial flexibility to execute our capital allocation priorities and invest in growth. We recently upsized our credit facility to $150 million, adding an accordion and other features as part of the replacement of our expiring facility. We currently have no outstanding borrowings on the credit facility.”

Bockhorst concluded, "Badger Meter has a proven portfolio of solutions to solve customers’ water management needs. Healthy demand for these innovative and trusted offerings, along with our strong balance sheet, give us confidence in our long term growth outlook as we help to preserve the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the company’s second quarter 2021 results today, Tuesday July 20, 2021 at 10:00 AM Central/11:00 AM Eastern time. The call and related presentation can be accessed via webcast through the Investor section of our website. Participants can also register to take part in the call using this online registration link: http://www.directeventreg.com/registration/event/1439059. After registering, instructions will be shared on how to join the call. If online registration is unavailable, registration can also be accomplished by calling 888-869-1189 or 706-643-5902 and providing the conference ID number:1439059. The webcast will be archived on the company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release as well as other information provided from time to time by Badger Meter, Inc. (the “company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the company’s then current views and assumptions and involve risks and uncertainties. Potential factors that could affect such forward-looking statements include the duration and severity of the COVID-19 pandemic and its impact on the company’s operations and those of our customers and suppliers. Other potential factors include the company’s ability to develop and manufacture technologically advanced products that are accepted by the market, supply chain risk, legal and regulatory risks, political and general economic risks, risks related to doing business in foreign countries, including foreign currency risk, competition for skilled employees, material and labor cost increases, competitive pricing and operating efficiencies, the effects of climate change, cybersecurity attacks and disruptions to our information technology and the successful integration of acquisitions. See the company’s Form 10-K filed with the SEC for further information regarding risk factors, which are incorporated herein by reference. The company disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$122,869	$91,119	$240,711	$199,627

Cost of sales	72,767	55,269	141,247	120,455

Gross margin	50,102	35,850	99,464	79,172

Selling, engineering and administration	31,427	23,186	63,042	50,493

Operating earnings	18,675	12,664	36,422	28,679

Interest expense, net	7	32	14	63
Other pension and postretirement costs	29	44	60	88

Earnings before income taxes	18,639	12,588	36,348	28,528

Provision for income taxes	4,667	3,054	8,595	7,140

Net earnings	$13,972	$9,534	$27,753	$21,388

Earnings per share:

Basic	$0.48	$0.33	$0.95	$0.74

Diluted	$0.48	$0.33	$0.95	$0.73

Shares used in computation of earnings per share:

Basic	29,114,346	29,047,297	29,105,429	29,046,277

Diluted	29,312,174	29,265,719	29,313,392	29,246,367

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	June 30,	December 31,
	2021	2020
	(Unaudited)

Cash and cash equivalents	$57,359	$72,273
Receivables	63,951	61,689
Inventories	90,793	81,586
Other current assets	7,210	5,303
Total current assets	219,313	220,851

Net property, plant and equipment	81,582	82,705
Intangible assets, at cost less accumulated amortization	70,178	53,598
Other long-term assets	22,312	22,518
Goodwill	105,631	88,708
Total assets	$499,016	$468,380

Liabilities and Shareholders' Equity

Payables	$41,252	$34,923
Accrued compensation and employee benefits	15,686	14,617
Other current liabilities	15,371	15,659
Total current liabilities	72,309	65,199

Deferred income taxes	6,160	5,696
Long-term employee benefits and other	38,700	36,226
Shareholders' equity	381,847	361,259
Total liabilities and shareholders' equity	$499,016	$468,380

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$13,972	$9,534	$27,753	$21,388
Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	2,990	3,003	5,863	5,978
Amortization	4,022	3,227	8,088	6,483
Deferred income taxes	7	-	45	392
Noncurrent employee benefits	79	369	160	457
Stock-based compensation expense	573	398	947	705
Changes in:
Receivables	(2,242)	5,253	1,622	6,638
Inventories	(6,096)	(2,367)	(4,812)	5,070
Payables	1,075	(631)	5,366	3,886
Prepaid expenses and other current assets	(831)	(991)	(1,259)	(1,600)
Other liabilities	964	3,953	1,296	2,889
Total adjustments	541	12,214	17,316	30,898
Net cash provided by operations	14,513	21,748	45,069	52,286

Investing activities:
Property, plant and equipment expenditures	(2,619)	(1,637)	(4,378)	(3,579)
Acquisitions, net of cash acquired	55	-	(44,506)	-
Net cash used for investing activities	(2,564)	(1,637)	(48,884)	(3,579)

Financing activities:
Dividends paid	(5,240)	(4,940)	(10,479)	(9,878)
Proceeds from exercise of stock options	-	-	352	478
Repurchase of treasury stock	(460)	(406)	(460)	(2,873)
Issuance of treasury stock	30	38	72	93
Net cash used for financing activities	(5,670)	(5,308)	(10,515)	(12,180)
Effect of foreign exchange rates on cash	(322)	22	(584)	(197)

Increase (decrease) in cash and cash equivalents	5,957	14,825	(14,914)	36,330
Cash and cash equivalents - beginning of period	51,402	70,376	72,273	48,871

Cash and cash equivalents - end of period	$57,359	$85,201	$57,359	$85,201

Contacts

Karen Bauer at (414) 371-7276
kbauer@badgermeter.com